UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) December 17, 2008
ReSearch Pharmaceutical Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-52981 (Commission File Number)	20-4322769 (IRS Employer Identification No.)

520 Virginia Drive, Fort Washington, PA	19034
(Address of principal executive offices)	(Zip Code)
(215) 540-0700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 23, 2008, ReSearch Pharmaceutical Services Netherlands B.V. (“RPS Dutch BV”), a wholly-owned Netherlands-based subsidiary of ReSearch Pharmaceutical Services, Inc. (“RPS”) entered into and consummated a definitive stock purchase agreement to purchase all of the issued and outstanding shares of Therapharm Recherches Th.R, a French-based clinical research organization (“Therapharm”) from Therapharm’s shareholder. This is in addition to the announcement in a Form 8-K filed with the Commission on December 22, 2008 in which RPS announced the acquisition of all of the issued and outstanding shares of IMEREM Institute for Medical Research Management and Biometrics — Institut für medizinisches Forschungsmanagement und Biometrie — Ein unabhaengiges Forschungsunternehmen GmbH and all of the issued and outstanding shares of Infociencia, S.L.
RPS Dutch BV paid cash consideration of €2.6 million ($3.6 million at the December 23, 2008 exchange rate) and issued RPS Common Stock, par value $0.0001 (the “Shares”), having an aggregate value of $2,625,000 to the shareholder of Therapharm.
In the stock purchase agreement, the parties agreed to customary representations, warranties and covenants. In addition, Therapharm and RPS Dutch BV agreed, subject to certain limitations, to indemnify each other for breaches of its respective representations, warranties and covenants. RPS is the guarantor of all of the obligations of RPS Dutch BV under the stock purchase agreement, which survives termination of the stock purchase agreement.
The foregoing description of the stock purchase agreement is qualified in its entirety by reference to the full text of the stock purchase agreement, attached hereto as Exhibit 99.2.
Item 2.02 Completion of Acquisition or Disposition of Assets.
Item 1.01 of this Form 8-K contains a more detailed description of the consummation of the purchase of the issued and outstanding shares of Therapharm, and is incorporated into this Item 2.02 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 1.01 of this Form 8-K contains a more detailed description of the guaranty of obligations of RPS Dutch BV by RPS, and is incorporated into this Item 2.03 by reference.
Item 3.02 Unregistered Sales of Equity Securities
On December 17, 2008, in connection with the consummation of the purchase of the issued and outstanding shares of Therapharm, RPS issued 2,794,029 Shares to RPS Dutch BV upon payment of aggregate consideration of €5,457,088 ($7,818,241 at the exchange rate on December 17, 2008). The Shares were issued in reliance upon applicable exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).
In connection with the consummation of the purchase of the issued and outstanding shares of Therapharm on December 23, 2008, RPS Dutch BV transferred 1.5 million Shares to the shareholder of Therapharm in consideration for all of the issued and outstanding shares of Therapharm. The Shares were transferred in reliance upon exemptions from registration for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act.
Item 8.01 Other Events
On December 23, 2008, we issued a press release entitled “RPS announces acquisition of a European Clinical Research Organization further expanding RPS’ global capabilities” in which, inter alia, we announced the acquisition of the all of the issued and outstanding shares of Therapharm. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Press Release dated December 23, 2008.
99.2 Agreement for the Sale and Purchase of the Share Capital in Therapharm Recherches Th.R.
The Agreement for the Sale and Purchase of the Share Capital in Therapharm contains a brief list identifying all schedules and exhibits to the agreement. Such schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2008	ReSearch Pharmaceutical Services, Inc.
	By:	/s/ Daniel Perlman
Daniel Perlman
Chief Executive Officer and Chairman